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                                   EXHIBIT 8
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                           MUTUAL RELEASE AGREEMENT
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        MUTUAL RELEASE AGREEMENT dated as of June 26, 1998 (the "Agreement") by and between ALAN TREMAIN, an individual having a principal address at 222 Lakeview Avenue, West Palm Beach, FL 33401 (the "Employee") and BFX HOSPITALITY GROUP, INC., a Delaware corporation having a principal address at 226 Bailey Avenue, Suite 101, Fort Worth, TX 76107 ("BFX"). BFX and Employee may be collectively referred to as the "Parties" or individually as a "Party".

                             PRELIMINARY STATEMENT
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        A. Employee and BFX entered into an Employment Agreement dated as of
April 11, 1997 (the "Employment Agreement").

        B. Pursuant to a Letter Agreement dated as of June 22, 1998 by and between the Parties, a copy of which is attached hereto (the "Letter Agreement"), the Parties have agreed, among other matters, to terminate the Employment Agreement.

        NOW, THEREFORE, the Parties for good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged and intending to be legally bound, hereby agree as follows:

        1.      Employee Release of BFX. Employee hereby fully, forever,
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irrevocably and unconditionally releases, remises and discharges BFX, its officers, directors, stockholders, corporate affiliates, agents and employees from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities and expenses (including attorneys' fees and costs), of every kind and nature which he ever had or now has against BFX, its officers, directors, stockholders, corporate affiliates, agents and employees, including, but not limited to, all claims arising out of his employment pursuant to the Employment Agreement or resignation from employment, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C.
(S) 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. (S) 621 et seq., and damages arising out of all employment discrimination claims, wrongful discharge claims, breach of fiduciary duty claims, breach of contract claims or other common law claims and damages, excepting only the obligations of BFX under the Letter Agreement. Employee hereby irrevocably covenants to refrain from, directly or
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indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against BFX, based upon any matter purported to be released hereby.

        2.      Employee Acknowledgments. Employee acknowledges that he has been
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given twenty-one (21) days to consider this Agreement and that BFX has advised him to consult with an attorney of his own choosing prior to signing this Agreement. Employee may revoke this Agreement for a period of seven (7) days after the execution of this Agreement, and the Agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period.

        3.      BFX Release of Employee. BFX hereby fully, forever, irrevocably
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and unconditionally releases, remises and discharges Employee, his successors, heirs and assigns, from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities and expenses (including attorneys' fees and costs), of every kind and nature which BFX ever had or now has against Employee, his successors, heirs and assigns, and which are now known by BFX, including but not limited to, all claims arising out of his employment relationship with BFX pursuant to the Employment Agreement. Nothing in this Agreement shall be construed as releasing Employee from obligations of the Employee under the Letter Agreement or for any claims that are unknown or which relate to acts or omissions of Employee that are not known by BFX. BFX hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against Employee, based upon any matter purported to be released hereby.

        4.      BFX Indemnification of Employee. Without in any way limiting any
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of the rights and remedies otherwise available to Employee, BFX shall indemnify and hold harmless Employee from and against all loss, liability, claim, damage (including incidental and consequential damages) or expense (including costs of investigation and defense and reasonable attorney's fees) whether or not involving third party claims, arising directly or indirectly from or in connection with (i) the assertion by or on behalf of BFX of any claim or other matter purported to be released pursuant to this Agreement, and/or (ii) the assertion by any third party of any claim or demand against BFX or Employee which claim or demand arises directly or indirectly from, or in connection with any claim or other matter purported to be released by BFX pursuant to this Agreement.
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        5.      Invalid Provision. If any provision of this Agreement is held
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invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

        6.      Modification - Gender. This Agreement may not be changed except
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in a writing signed by the Party against whose interest such change shall operate. This Agreement shall be governed by and construed under the laws of the State of Delaware without regard to principles of conflicts of law. All words used in this Agreement will be construed to be of such gender or number as the circumstances require.

        7.      Voluntary Assent. The Parties hereby affirm that other than with
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respect to the Letter Agreement, no other promises or agreements of any kind have been made to or with them by any person or entity whatsoever to cause them to sign and deliver this Agreement, and that they fully understand the meaning and intent of this Agreement. The Parties state and represent that they have had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Parties further state and represent that they have carefully read this Agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign their names of their own free act.

                                        BFX HOSPITALITY GROUP, INC.

                                        By: /s/ Robert H. McLean
                                           ---------------------------------
                                           Robert H. McLean, Chief Executive
                                           Officer


                                        /s/ Alan Tremain
                                        -----------------------------------
                                        ALAN TREMAIN